UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 24, 2017

Hines Global REIT II, Inc.
__________________________________
(Exact name of registrant as specified in its charter)

Commission file number: 000-55599

Maryland	80-0947092
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2800 Post Oak Boulevard
Suite 5000
Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip code)

(888) 220-6121
(Registrant’s telephone number, including area code)

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 24, 2017, Hines Global REIT II, Inc. (“Hines Global II”), through a wholly-owned subsidiary of its operating partnership, acquired the Montrose Student Residences (“Montrose”), a Class-A student housing asset located in Dublin, Ireland. The contract purchase price for Montrose was €37.7 million (approximately $40.6 million assuming a rate of $1.08 per EUR as of the contract date), exclusive of transaction costs, acquisition fees and expenses, and working capital reserves. Montrose, originally developed as a hotel in 1964, was completely renovated between 2013 and 2015 and converted into student housing. Montrose consists of 205 beds and is 100% leased. Ziggurat Montrose Ireland, the seller of Montrose, is not affiliated with Hines Global II or its affiliates.

On March 24, 2017, Hines Global II, through a wholly-owned subsidiary of its operating partnership, entered into a secured facility agreement (the “Facility”) with Wells Fargo Bank, National Association London Branch (“Wells Fargo”), for a principal sum of €22.6 million (approximately $24.4 million assuming a rate of $1.08 per EUR as of the transaction date) to fund the acquisition of Montrose. Wells Fargo is not affiliated with Hines Global II or its affiliates. Commencing on May 1, 2017, interest payments are due and payable each quarter and repayment of principal is due upon the maturity of the Facility on March 23, 2022. The Facility has a floating interest rate of EURIBOR plus 1.85% through September 2019. Commencing in October 2019, the Facility will have a floating interest rate of EURIBOR plus 1.85% or 2%, depending upon certain debt yield metrics. The Facility may be prepaid in full, or in part, subject to a prepayment fee if it is prepaid in the first two years. In addition, pursuant to the terms of the Facility, Hines Global II entered into a €17.0 million (approximately $18.3 million assuming a rate of $1.08 per EUR as of the date of the agreement) five-year interest rate cap agreement, which effectively caps the EURIBOR interest rate on the Facility to 1.25%, to limit exposure to interest rate fluctuations.

The estimated going-in capitalization rate for Montrose is approximately 5.5%. The estimated going-in capitalization rate is determined by dividing the projected property revenues in excess of expenses for the first fiscal year by the net purchase price (excluding closing costs and taxes). Property revenues in excess of expenses includes all projected operating revenues (rental income, tenant reimbursements, parking and any other property-related income) less all projected operating expenses (property operating and maintenance expenses, property taxes, insurance and property management fees). The projected property revenues in excess of expenses includes assumptions which may not be indicative of the actual future performance of the property, including the assumption that the current tenants will perform under their lease agreements during the next 12 months.

Item 7.01 Regulation FD Disclosure.

On March 28, 2017, Hines issued a press release relating to Hines Global II’s acquisition of Montrose. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1	Press Release of Hines, dated March 28, 2017

Statements in this Current Report on Form 8-K, including but not limited to intentions, beliefs, expectations or projections relating to the estimated going-in capitalization rate for the property described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, tenant performance, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with the ability and willingness of the current tenants to continue to make rental payments pursuant to their lease agreements and other risks described in the “Risk Factors” section of Hines Global II’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by its other filings with the SEC. You are cautioned not to place undue reliance on any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Global REIT II, Inc.

March 28, 2017	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer

Exhibit Index

99.1	Press Release of Hines, dated March 28, 2017